U.S. Securities and Exchange Commission
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 12th. 2012

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Commission File No. 000-53727
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United Mines, Inc.

(Name of small business issuer as specified in its charter)

Arizona	83-0452269
State of Incorporation	IRS Employer Identification No.

11924 N. Centaurus Place, Oro Valley, AZ

 (Address of principal executive offices)

 (520) 742-3111

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2012, Mr. Lawrence Dykers filed an 8-k that was not authorized nor did Mr. Dykers have any legal authority to do so. Mr. Lawrence Dykers, Mr. Roger McCaslin, Mr. Robert Metz and Mr. Glynn Burkhardt are out going Directors and were not nominated by any Board members to be re-elected to sit on the New Board of Directors at our Annual Stockholders meeting set for July 25th, 2012 at 12 noon at the principal executive offices of United Mines, Inc. at 11924. N Centaurus Place, Oro Valley Arizona.

A duly noticed Special Board of Directors meeting was called by the President for the specific purpose of nominating the new slate for the Board of Directors and ratify our PCAOB auditor. The Special Board was held at 12 noon on June 1st. 2012 at United Mines, Inc. corporate offices. The President called the meeting on behalf of the shareholders in response to several complaints about the 4 above mentioned individuals. Over 51% of the shareholders approved the replacement of these aforementioned Directors. United Mines by-laws state that the Annual Stockholders meeting is to be held the first week in May or as soon as possible after that.

Subsequently, to our Special Board of Directors meeting, our official 14-A was filed and the "record" date was set for June 11th. 2012 with the Annual Stockholders meeting to be set for July 25th.2012 at 12 noon at 11924 N. Centaurus Place, Oro Valley, Arizona.

Due to the fact that the above 4 directors were not nominated for re-election, I believe they have decided to maliciously attack my family and myself both personally and professionally with false accusations that have no merit or proof. They have proceeded with a "scorched earth" policy to try and takeover the company without proper and legal procedures. The 4 above Directors are also trying to thwart the will of the shareholders and have made numerous attempts to halt the Annual Stockholders meeting to no avail thus far. I encourage and ask my shareholders to make their voices heard and respond to the proxy's for the upcoming Annual Stockholders meeting.

 These 4 Directors in just the past 2 weeks, have already damaged United Mines by giving up approximately 25% of our land holdings that I feel was for no reason but vindictiveness. I believe this is gross negligence and highly unprofessional behavior on the part of Mr. Metz and Mr. Dykers as they have over 100 years of mining experience between them. All four will be held accountable for these actions to my shareholders. Therefore, due to the invalid and improper procedures all documents, contracts, loans or commitments made by these 4 above mentioned Directors will not be honored and considered "null and void".

FOR THE RECORD; I, Glenn E. Martin, state that I am the Founder, and still Chairman of the Board, President, CEO, CFO and Principal Accounting Officer. All inquires or questions should be directed to me. I will respond personally to all my shareholders. Ms. Nicole Breen is a Founding Director, and still Secretary and Treasurer. The LORD and the law is on my side and that of the shareholders. May God Bless you all.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant Date: June 26, 2012	United Mines, Inc. By: /s/ Glenn E. Martin
Glenn E. Martin
Director, Chief Executive Officer